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                                                                EXHIBIT 20.05


               AMENDMENT NO. 1 TO AGREEMENT OF PURCHASE AND SALE


     THIS AMENDMENT NO. 1 TO AGREEMENT OF PURCHASE AND SALE is made as of March 5, 1996 by and between CALIFORNIA JOCKEY CLUB, a Delaware corporation ("Seller") and LEE IACOCCA & ASSOCIATES, INC., a Michigan corporation ("Purchaser").

     A. Seller and Purchaser have entered into an Agreement of Purchase and Sale (the "Agreement") dated December 21, 1995 relating to certain real property located in San Mateo, California and commonly known as the Bay Meadows Training Track (the "Subject Real Property"), which is a part of property owned by Seller and referred to in the Agreement as "Bay Meadows."

     B. Purchaser has requested and Seller is willing to grant additional time for Purchaser to conduct its due diligence.

     NOW THEREFORE, the parties agree as follows:

     1. The Approval Date, as defined in Section 3.1 of the Agreement is amended to be May 31, 1996.

     2. All other terms and conditions of the Agreement shall remain unchanged.


 CALIFORNIA JOCKEY CLUB                     LEE IACOCCA & ASSOCIATES, INC.

 By:_________________________               By:_________________________

 Its:_________________________              Its:_________________________